Exhibit 10.31

TRANSITION AGREEMENT

This transition agreement (the “Agreement”) is entered into by and between Richard J. Martin (“you” or “your”) and Unified Grocers, Inc., a California corporation (the “Company”) as of April 26, 2016. Each of the Company and you are a “Party” to this Agreement (collectively, the “Parties”).

WHEREAS, as of October 27, 2015 (the “Effective Date”), you are (and have been) an at-will, full-time employee of the Company and have been most recently serving as the Company’s Executive Vice President, Finance and Administration and Chief Financial Officer (collectively, “CFO”);

WHEREAS, pursuant to the resignation letters attached as Exhibit A-1 through Exhibit A-8, effective as of the Effective Date, you have resigned from your role as CFO as of the Effective Date;

WHEREAS, you have informed the Company that you will be voluntarily resigning and retiring from your employment with the Company and that your last date of employment will be May 2, 2016 and the Company has accepted such resignation; and

WHEREAS, the Parties wish to now memorialize the terms of your remaining employment with the Company.

In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

1.     Responsibilities. As of the Effective Date, the Company hereby agrees to continue to employ you and you hereby agree to continue employment with the Company, upon the terms and subject to the conditions set forth in this Agreement. During your employment, you shall faithfully and diligently endeavor to promote the business and best interests of the Company. You shall report directly to the Company’s Chief Executive Officer (“CEO”). You shall have the duties and responsibilities (which shall without limitation include providing consulting advice) as may be assigned by the CEO in his discretion. As of the Effective Date, your title will be Executive Vice President.

2.     Term; Conditions. Your employment with the Company shall continue to be at-will and either you or the Company may terminate your employment at any time and for any reason (or no reason), with or without cause, in each case subject to the terms and provisions of this Agreement.

Unless terminated earlier, your employment with the Company shall automatically terminate as of the close of business on May 2, 2016 due to your voluntary retirement from the Company. For purposes of this Agreement, the date of your actual termination of employment is the “Termination Date” and this date will also constitute a “separation from service” within the meaning of Internal Revenue Code (“Code”) Section 409A. The terms of Sections 5 through 16 shall each survive any termination or expiration of this Agreement or of your employment. You and the Company are parties to a Severance Agreement, dated as of August 7, 2013 (the “Severance Agreement”). This Agreement, and the events and transactions contemplated herein, shall not constitute “Good Reason” (as defined in the Severance Agreement) and additionally, the Severance Agreement is hereby amended to provide that any adverse change in your status or position which predates this Agreement shall no longer qualify as Good Reason. You understand and agree that you will continue to be subject to Company (and/or affiliate) agreements, policies and procedures and that you must fully comply with all such requirements as a condition of employment.

3.	Compensation.

(a)     Base Salary. During your employment from the Effective Date through your Termination Date, you will be paid an annual base salary in an amount equal to your base salary immediately prior to the Effective Date (the “Base Salary”) as consideration for your services. Your Base Salary will be payable in the time and manner that the Company customarily pays its employees.

(b)     Equity Compensation. Your Company equity compensation awards that are outstanding as of the Effective Date (if any) shall continue to be governed by the applicable terms and conditions as provided in their grant agreements. You understand and agree that you will not receive any new or additional equity compensation awards after the Effective Date notwithstanding that other employees or executives may receive new awards or awards even if they are related to prior awards.

4.     Employee Benefits and Business Expenses. Until the Termination Date and except as provided herein, you will continue to be eligible to participate in Company employee benefit programs, subject to satisfying the applicable eligibility requirements and other conditions established by the Company. The Company may amend, modify or terminate these benefits or programs at any time and for any reason provided that any such actions would not be directed solely at you as an individual. Additionally, you will be reimbursed for your validly incurred business expenses (that are pre-approved by the CEO or permitted in accordance with Company policy) upon the properly completed and timely submission of requisite forms and receipts to the Company in accordance with the Company’s business expense reimbursement policy.

5.     Consequences of Termination of Employment. Upon termination of your employment for any reason, you shall receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid PTO (which amount will be the greater of your accrued PTO as of September 30, 2015 or the accrued PTO as of the Termination Date) accrued through the Termination Date, (ii) any payments/benefits to which you are entitled under the express terms of any applicable Company employee benefit plan, and (iii) any unreimbursed valid business expenses for which you have submitted properly documented reimbursement requests in accordance with Sections 4 and 11(b)(iii) (collectively, (i) through (iii) are the “Accrued Pay”). Your then outstanding incentive compensation awards (if any) will be governed by their applicable terms and this Agreement. For a period of seven (7) months after your Termination Date, the Company will pay Company medical benefits under COBRA, inclusive of the Executive Medical Reimbursement Plan (EMRP), for you and your spouse. Thereafter, to the extent permitted by applicable law, you will be eligible to continue (at your own expense) Company medical benefits under COBRA. You will not otherwise be eligible for any other post-employment payments and benefits.

(a)     Non-Disparagement. The Company agrees that its Executive Officers, while employed by the Company, will not make (or direct anyone to make) any disparaging statements (oral or written) about you that are harmful to your business reputation or personal reputation.

6.     Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. The Company may in its discretion assign or transfer its rights or obligations under this Agreement to any affiliate or other entity or person. Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

7.     Arbitration. With the exception of any claims or controversies arising out of, or relating to, any benefit plan which provides for its own dispute resolution procedures1, the Parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement, the employment relationship between the Parties, or the termination of the employment relationship, that are not resolved by their mutual agreement shall be resolved by final and binding arbitration as the exclusive remedy. Either party may commence the arbitration process by filing a written demand for arbitration with JAMS and sending a copy to the other party. The arbitration shall be conducted by one arbitrator selected from a list of arbitrators provided by JAMS, or its successor, in Los Angeles, California. If the Parties are unable to agree upon an arbitrator from the list provided, the Parties shall alternate in striking names of arbitrators from the list until one is left who shall be the arbitrator. The Parties will cooperate in scheduling the arbitration proceedings. The arbitration will be conducted in accordance with the provisions of the JAMS Employment Arbitration Rules and Procedures (“Rules”) in effect at the time of filing of the demand for arbitration as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The arbitrator is authorized to award any remedy allowed by applicable law. Proceedings to enforce, confirm, modify, set aside or vacate an award or decision rendered by the arbitrator will be controlled by and conducted in conformity with the Federal Arbitration Act, 9 U.S.C. Sec 1 et. seq. Nothing in this Section 7 shall prohibit or limit either party from seeking provisional relief from a Court of competent jurisdiction that is necessary to protect the rights of that party, pending the establishment of the arbitral tribunal. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. The Parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action or proceeding brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the employment relationship between the Parties.

8.     Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and, except for Section 7, which shall be governed by the Federal Arbitration Act, the rights and obligations of the parties under this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflicts of laws.

9.     Taxes. Notwithstanding anything to the contrary, all payments made by the Company hereunder (or under any other Company plan or agreement) to you or your estate or beneficiaries will be subject to tax withholding in amounts determined by the Company pursuant to applicable laws or regulations. You will be entirely and solely responsible for payment of any taxes that are imposed on you as a result of this Agreement or any other payments or benefits that you receive (or have received) from the Company or any Company affiliate.

10.   Entire Agreement. Except as otherwise specifically provided in this Agreement, this Agreement and its Exhibits contain all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

[1]	Any claims or controversies arising out of, or relating to, any benefit plan governed by ERISA are subject to the alternate dispute resolution procedures or administrative remedies set forth in the plan(s) themselves.

11.	Covenants.

(a)     As a condition of this Agreement, you agree that you will fully and timely comply with all of the covenants set forth in this subsection 11(a) (which shall survive your termination of employment and the termination or expiration of this Agreement):

(i)     On or before the Termination Date, unless otherwise agreed, you shall return to the Company all Company confidential information including, but not limited to, intellectual property, etc. and you shall not retain any copies, facsimiles or summaries of any Company proprietary information;

(ii)     You will not at any time make (or direct anyone to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, members, shareholders, representatives or agents, or any of the Company’s (or its affiliates) products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations;

(iii)   You agree that during the period of your employment with the Company and for two years after the Termination Date, you will not induce, solicit, recruit or encourage any employee of the Company (or of any Company affiliate) to leave the employ of the Company (or of any Company affiliate) which means that you will not (x) disclose to any person, entity or employer the backgrounds or qualifications of any Company (or of any Company affiliate) employees or otherwise identify them as potential candidates for employment or (y) personally or through any other person recruit or otherwise solicit Company (or of any Company affiliate) employees to work for you or any other person, entity, or employer;

(iv)    You agree that during the period of your employment with the Company you shall not participate in the management or control of, or act as an executive for or employee of or consultant to, any business operation or any enterprise if (on or before the Termination Date) such operation or enterprise engages in competition with any line of business that is conducted by the Company (or any affiliate) or any of their respective subsidiaries, divisions, or business units; and

(v)     You agree that you shall reasonably cooperate with the Company and its affiliates and representatives before and after the Termination Date in connection with any action, investigation, proceeding, litigation or otherwise with regard to matters in which you have knowledge as a result of your service. The Company agrees to pay you $250 per hour for any services which require over 8 hours, but less than 40 hours, of work. Any services which require 40 or more hours of your time will be compensated in a manner to be agreed upon by the parties.

(b)     You also agree that you will fully and timely comply with all of the covenants set forth in this subsection 11(b) (which shall survive your termination of employment and termination or expiration of this Agreement):

(i)     You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within thirty (30) days after your Termination Date (if no other due date has been previously established);

(ii)     On or before the Termination Date, you shall return to the Company all Company (and Company affiliate) property including, but not limited to, computers, cell phones, pagers, keys, business cards, etc.;

(iii)   Within thirty (30) days of the Termination Date, you will submit any outstanding business expense reports to the Company; and

(iv)    As of the Termination Date, you will no longer represent that you are an employee of the Company or any Company affiliate and you will immediately discontinue using your Company (and any Company affiliate) mailing address, telephone, facsimile machines, voice mail and e-mail.

(c)     You acknowledge that in the event of a violation of Section 11(a)(iii) of this Agreement, the Company would as a result sustain irreparable harm, and, therefore, you agree that in addition to any other remedies which the Company may have, the Company shall, consistent with Section 7, be entitled to seek equitable relief including specific performance and injunctions restraining you from committing or continuing any such violation. You further acknowledge and agree that the covenant imposed by this Section 11(a)(iii) is reasonably necessary (and reasonable in their scope and effect) to protect the business and goodwill of the Company and its affiliates. Prior to seeking such relief, however, the Company agrees to provide written notice to you of any alleged violation, and provide you 30-days to cure such alleged violation.

12.   Notice. Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, facsimile or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, facsimile or by registered or certified mail, return receipt requested, addressed to the Company’s General Counsel at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section 12 shall be deemed to be the date of delivery thereof.

13.   Waiver; Severability. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

14.   Voluntary Agreement. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter. You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by you and without any duress or undue influence on the part or behalf of the Company.

15.   Interpretations. This Agreement is to be interpreted without regard to the party who was primarily responsible for its drafting. The terms and intent of this Agreement, with respect to the rights and obligations of you and the Company, shall be interpreted and construed on the express assumption that each party participated equally in its drafting.

16.   Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. In the event of facsimile signature, the parties hereto agree to deliver the original signature pages to counsel for the other party within five (5) calendar days after the date of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Please acknowledge your acceptance and understanding of this Agreement by signing and returning it to the undersigned.

AGREED:

/s/ Mary M. Kasper
UNIFIED GROCERS, INC.
By:	Mary M. Kasper
Its:	Senior Vice President, General Counsel &
Secretary

/s/ Richard J. Martin

RICHARD J. MARTIN